Consent of Independent Certified Public Accountants



The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Technitrol, Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Technitrol, Inc.




                                        KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
March 19, 1997





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